PRICING SUPPLEMENT NO. 95-34 Dated December 8, 1995     Rule 424(b)(2)
To Prospectus Supplement Dated March 2, 1995         File No. 33-57541


                         BENEFICIAL CORPORATION

                       Medium-Term Notes, Series H
                           (Book Entry Notes)


Salomon Brothers Inc purchased $100,000,000 principal amount of these Medium-Term Notes, Series H, maturing on July 14, 1997, at a principal price of $100,000,000.00 for resale to investors from time to time at prices based on market conditions at the time of resale.

       Floating Rate Notes Due 9 Months or More from Date of Issue

Maturity Date:  July 14, 1997          Interest Payment Period:
                                         Initially 1-month, Quarterly
Interest Rate Basis:                     thereafter
  LIBOR
                                       Interest Reset Period:
Specify Other Base Rate:  N/A            Initially 1-month, Quarterly
                                         thereafter
Index Maturity:  3-month  (See
  Special Provisions)                  Interest Reset Dates:
                                         Same as Interest Payment Dates
Spread: plus 0.04%
                                       Settlement Date (Issue Date):
Spread Multiplier:  N/A                  December 13, 1995

Maximum Interest Rate: N/A             Calculation Agent:
                                         Chase Manhattan Bank, N.A.
Minimum Interest Rate: N/A
                                       Optional Repayment Date(s):
Interest Payment Dates:                  N/A
  Initially, January 16, 1996,
  thereafter, quarterly on the 14th    Additional Terms:
  of each January, April, July           For the purposes of the Notes
  and October, commencing on             contemplated hereunder, interest
  April 15, 1996, through and            payments will include interest
  including the Maturity Date.           accrued to, but excluding the
                                         Interest Payment Date.
Initial Interest Rate:
  Determined as if the Settlement      Special Provisions:
  Date was an Interest Reset Date.       The Index Maturity to be used in
                                         determining the Initial Interest
                                         Rate shall be 1-month.